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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

     This Employment Agreement (this "Agreement"), is executed and entered into by and between Nastech Pharmaceutical Company Inc., a Delaware corporation (the "Company"), with offices at 3450 Monte Villa Parkway, Bothell, Washington and Paul H. Johnson, Ph.D., an individual resident in the State of Washington (the "Executive"), effective November 1, 2006 (the "Effective Date").

                                   WITNESSETH:

     WHEREAS, in contemplation of the Executive's retirement and the transition of his responsibilities to his successor, the Company and the Executive wish to enter into this Agreement which shall set forth the Executive's terms of employment as Chief Scientific Officer;

     NOW THEREFORE, in consideration of the mutual promises and agreements herein and for other good and valuable consideration the receipt and sufficiency of which are hereby mutually acknowledged, the Company and the Executive agree as follows:

     1. Application and Effectiveness of Agreements. Effective as of the Effective Date, this Agreement shall govern (i) the employment relationship between the Company and the Executive and (ii) other matters as set forth herein. Other agreements, as applicable, between the Company and the Executive shall continue to govern the employment of the Executive by the Company prior to the Effective Date and matters growing out of that employment.

     2. Employment; Responsibilities and Authority; Definitions.

          (a) Subject to the terms and conditions of this Agreement, the Company shall employ the Executive as its Chief Scientific Officer during the Employment Period (as defined in Section 3, below) and the Executive shall perform such acts and duties and furnish such services to the Company and its Subsidiaries (as defined below) as the Chief Executive Officer of the Company shall from time to time direct.

          (b) Subject to the terms and conditions of this Agreement, the Executive hereby accepts such employment and agrees to devote his full time and continuous best efforts to the duties provided for herein.

          (c) For purposes of this Agreement: (1) the "Business of the Company" means the description of the Company's business as is described in Part I, Item 1 of the Company's most recent Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission, and (2) the term "Subsidiary" means a corporation or other entity that is at least majority owned, directly or indirectly, by the Company.

     3. Term; Employment Period. The "Employment Period" under this Agreement shall commence on the Effective Date and shall terminate at the close of business on October 6,

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2007 unless it is extended by written agreement between the parties or earlier terminated pursuant to Section 10 hereof.

     4. Salary. For services rendered to the Company during the Employment Period, the Company shall compensate the Executive with a base salary, payable in semi-monthly installments, which initially shall be two hundred thirty-nine thousand, two hundred dollars and eight cents ($239,200.08) per annum commencing on the Effective Date and which shall thereafter be set by the Board of Directors of the Company (the "Board") and/or the Chief Executive Officer from time to time as determined by the Board and/or the Chief Executive Officer.

     5. Incentive Cash Compensation.

          (a) For the Company's fiscal year that began on January 1, 2006, and for each subsequent fiscal year or portion thereof during the Employment Period, the Executive shall also be eligible to receive incentive cash compensation based on the Executive's performance in relation to the performance areas and performance targets which the Chief Executive Officer and/or the Board shall determine and communicate to the Executive as described below (the "Annual Bonus Plan"). The targeted amount of such Annual Bonus Plan shall be forty percent (40%) of the Executive's base salary for such year; provided, however, that the Executive and the Company acknowledge that the amount actually paid to the Executive pursuant to this Section 5 for any fiscal year or portion thereof may be more or less than said targeted amount, and that (i) the Executive shall only be eligible to receive a bonus for fiscal year 2006 (or any portion thereof) provided that (A) he has executed this Agreement, (B) he is employed by the Company on December 31, 2006, or, before that date, the Executive's employment with the Company is terminated by the Company without Cause (as defined in Section 10 of this Agreement) or by the Executive with Good Reason (as defined in Section 10 of this Agreement), and (C) if the Executive is terminated by the Company without Cause (as so defined) or the Executive terminates his employment with the Company with Good Reason (as so defined) prior to December 31, 2006, the Executive has executed a release, dated as of a date on or after his last date of employment, similar in form to the release contained in Section 17 of this Agreement, and (ii) the Executive shall only be eligible to receive a bonus for fiscal year 2007 (or any portion thereof) provided that (A) he has executed this Agreement, (B) he is employed by the Company on October 6, 2007, or, before that date but after December 31, 2006, the Executive's employment with the Company is terminated by the Company without Cause (as defined in Section 10 of this Agreement) or by the Executive with Good Reason (as defined in Section 10 of this Agreement), and (C) the Executive has executed a release, dated as of a date on or after his last date of employment, similar in form to the release contained in Section 17 of this Agreement.

          (b) The Chief Executive Officer, upon consultation with the Board, shall establish performance criteria for determination of the incentive cash compensation that will be payable to the Executive with respect to each fiscal year of the Company. To the extent possible, such criteria shall be established, as to each fiscal year, prior to the end of the first month of such fiscal year. As an example, such performance criteria may be comprised of several designated performance areas and one or more performance targets in each area. The Company acknowledges that the business objectives heretofore used in determining the Executive's incentive cash compensation have been, and that the performance areas and performance targets


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referred to herein shall continue to be, based largely on the input and recommendations of the Company's Chief Executive Officer and that, in exercising its review and supervisory role with respect to the determination and adoption of those performance areas and performance targets, the Board or the Compensation Committee of the Board (the "Compensation Committee"), as the case may be, shall act reasonably and in consultation and cooperation with the Chief Executive Officer and consistently with past practice.

          (c) As soon as practical, and absent unforeseen circumstances no later than ninety (90) days following the end of each fiscal year of the Company, the Chief Executive Officer and/or the Board shall determine, reasonably and in good faith, the extent to which the applicable performance criteria for such fiscal year shall have been achieved and, accordingly, shall cause the appropriate amount of incentive cash compensation to be paid to the Executive. If unforeseen developments occur that in the opinion of the Chief Executive Officer make the performance areas and/or targets previously determined unachievable, infeasible, or inadvisable -- and therefore inappropriate as a measure of the performance of the Executive -- the Chief Executive Officer and/or the Board shall consider in good faith the extent to which the actual performance of the Executive nevertheless warrants payment of the amounts that would have been payable if the performance criteria had been achieved; and, to such extent, payment shall be made to the Executive.

     6. Stock Options. The Company and the Executive hereby acknowledge that the Board or the Compensation Committee has granted to the Executive options to purchase shares of common stock of the Company (collectively, the "Outstanding Options"). The terms of the grant agreements granting such Outstanding Options shall govern the rights and obligations of the Executive with respect thereto. The Executive hereby acknowledges that no further options to purchase shares of common stock of the Company shall be granted to the Executive on or after the date of this Agreement.

     7. Restricted Shares. The Company and the Executive hereby acknowledge that the Board or the Compensation Committee has issued to the Executive restricted shares of common stock of the Company (collectively, the "Outstanding Restricted Shares"). The terms of the grant agreements issuing such Outstanding Restricted Shares shall govern the rights and obligations of the Executive with respect thereto. The Executive hereby acknowledges that no further restricted shares of common stock of the Company shall be issued to the Executive on or after the date of this Agreement.

     8. Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive at least such employee benefits as are provided to other similarly situated employees of the Company.

     9. Paid Time Off. The Executive shall be entitled to paid time off in accordance with the Company's policies in effect from time to time for executive officers of the Company.

     10. Termination. Executive's employment by the Company shall be "at will." In other words, either the Company or the Executive may terminate the Executive's employment by the Company at the end of any calendar month, with or without Cause or Good Reason (as such terms are defined below), in its or his sole discretion, upon thirty (30) days' prior written notice of termination. In addition, the Executive's employment by the Company shall be terminated


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immediately by his death. Termination of the Executive's employment as provided for herein shall terminate the Employment Period.

          For purposes of this Agreement, in the case of a termination of the Executive's employment hereunder by the Executive, the term "Good Reason" shall have the meaning set forth for it below; in the case of a termination of the Executive's employment hereunder by the Company, the term "Cause" shall have the meaning set forth for it below; and the term "Termination Date" shall also have the meaning set forth for it below:

          (a) "Good Reason" shall mean the failure of the Company to honor promptly any of its material obligations hereunder.

          (b) "Cause" shall mean (i) the Executive's willful and repeated failure to perform his duties hereunder or to comply with any reasonable and proper direction given by the Chief Executive Officer if such failure of performance or compliance is not cured within fifteen (15) days following receipt by the Executive of written notice from the Company containing a description of such failures and non-compliance and a demand for immediate cure thereof; (ii) the Executive being found guilty in a criminal court of an offense involving moral turpitude; (iii) the Executive's commission of any material act of fraud or theft against the Company; or (iv) the Executive's material violation of any of the material terms, covenants, representations or warranties contained in this Agreement if such violation is not cured within fifteen (15) days following receipt by the Executive of written notice from the Company containing a description of the violation and a demand for immediate cure thereof.

          (c) "Termination Date" shall mean (i) if this Agreement is terminated on account of death, the date of death; or (ii) if this Agreement is terminated by the Company or by the Executive prior to October 6, 2007, the effective date of the termination as provided in Section 10(a) hereof.

     11. Severance.

          (a) If (i) the Company terminates the employment of the Executive prior to October 6, 2007 against his will and without Cause, or (ii) the Executive terminates his employment prior to October 6, 2007 with or without Good Reason, then the Executive shall be entitled to receive base salary, pay for accrued but unused paid time off, and reimbursement for expenses pursuant to
Section 12 hereof through the Termination Date plus a lump sum equal to the amount of base salary payable hereunder from the Termination Date through October 6, 2007, at the rate in effect on the Termination Date. The Company shall pay the cash amounts provided for in this Section within ninety (90) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section other than the lump sum equal to the amount of base salary payable hereunder from the Termination Date through October 6, 2007, the Company shall pay such cash amounts as soon as administratively practicable and no later than fifteen (15) days following such termination (but no later than the end of the calendar year in which such termination occurs). Notwithstanding the foregoing, the Company shall not


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be required to pay any severance pay for any period following the Termination
Date if the Executive shall have materially violated the provisions of Section 14, 15, or 16 of this Agreement and such violation is not cured within thirty
(30) days following receipt of written notice from the Company containing a description of the violation and a demand for immediate cure.

          (b) If the Executive's employment is terminated by the Company prior to October 6, 2007 for Cause or due to the death of the Executive, then the Executive shall be entitled to receive salary, pay for accrued but unused paid time off, and reimbursement of expenses pursuant to Section 12 hereof through the Termination Date only. The Company shall pay the cash amounts provided for in this Section within ninety (90) days after the six (6) month anniversary of the date of such termination (but no later than the end of the calendar year in which such six (6) month anniversary occurs); provided, however, that pay for accrued but unused paid time off shall be paid as soon as practicable following such termination, and that to the extent that Section 409A of the Internal Revenue Code of 1986 and any guidance or regulations issued thereunder, as amended, do not require the effectuation of the six (6) month delay described above with respect to any other cash amounts provided for in this Section, the Company shall pay such cash amounts as soon as administratively practicable and no later than fifteen (15) days following such termination (but no later than the end of the calendar year in which such termination occurs).

          (c) The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth or referred to in this Agreement.

     12. Expenses. The Company shall pay or reimburse the Executive for all expenses that are reasonably incurred by him in furtherance of his duties hereunder and such further expenses as may be authorized and approved by the Company from time to time.

     13. Place of Performance. The Executive shall perform his duties at the main offices of the Company or such other reasonable location as directed by the Chief Executive Officer, subject to reasonable travel requirements which may be authorized and directed from time to time by the Chief Executive Officer.

     14. Non-Competition.

          (a) The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the Employment
Period: participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have an interest, directly or indirectly in, any enterprise which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries or with any technology, products or services being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries at the time in question; provided, however, that interests in publicly-traded entities that constitute less than a five percent (5%) interest in such entities, and do not otherwise constitute control either directly or indirectly of such entities, which interests were acquired or are held for investment purposes, shall not be deemed to be a violation of this paragraph.


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          (b) In addition, the Executive agrees that, during the Employment
Period and, if the Executive's employment is terminated by the Company prior to October 6, 2007 for Cause or the Executive terminates his employment prior to October 6, 2007 without Good Reason, the Executive shall not, prior to October 6, 2007, (1) own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, or (2) participate in, be employed in any capacity by, or serve as director, consultant, agent or representative for, any partnership, corporation, or other entity which is engaged in the business of developing, licensing, or selling technology, products or services which are directly competitive with the Business of the Company or any of its Subsidiaries as of the termination of the Executive's employment with the Company or which are directly competitive with any technology, products, or services being actively developed by the Company or any of its Subsidiaries, with the bona fide intent to market same, as of the termination of the Executive's employment at the Company; provided, however, that employment or service as a consultant, agent or representative shall not be subject to the foregoing limitation in this Section 14(b) to the extent that such employment or service would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminated or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

          (c) Executive further agrees that, during the Employment Period and, if the Executive's employment is terminated by the Company prior to October 6, 2007 for Cause or the Executive terminates his employment prior to October 6, 2007 without Good Reason, the Executive shall, until October 6, 2007, refrain from directly or indirectly soliciting or hiring the Company's collaborative partners, consultants, certified research organizations, principal vendors, licensees or employees except any such solicitation in connection with activities that would not be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or with and to any products or services being offered by the Company or any of its Subsidiaries at the date such employment terminates or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

          (d) The Executive further agrees that, during the Employment Period and, if the Executive's employment is terminated by the Company prior to October 6, 2007 for Cause or the Executive terminates his employment prior to October 6, 2007 without Good Reason, the Executive shall not, prior to October 6, 2007, directly or indirectly, as a sole proprietor, member of a partnership or as a stockholder, investor, officer or director of a corporation, or as an employee, agent, associate or consultant of any person, firm or corporation, other than for the exclusive benefit of the Company or any of its Subsidiaries, solicit or accept business from, or perform or supervise the performance of any services related to such business for, (i) any client of the Company or any of its Subsidiaries who was a client during the Executive's employment with the Company, (ii) any clients or prospective clients of the Company or any of its Subsidiaries who were solicited or serviced, directly or indirectly, by the Executive, in whole or in part, or (iii) any former client of the Company or any of its Subsidiaries who was a client within one (1) year prior to the Executive's termination of employment and who was solicited or serviced, directly or indirectly, by the Executive, or by those supervised, directly or indirectly, by the Executive, in whole or in part, in connection with activities that would be directly competitive with and/or adverse to the Business of the Company or any of its Subsidiaries or


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with and to any products or services being offered by the Company or any of its
Subsidiaries at the date such employment terminates or then being actively developed, with the bona fide intent to market same, by the Company or any of its Subsidiaries.

          (e) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 14 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 14 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

     15. Assignment of Patents. The Executive shall disclose fully to the Company any and all discoveries he shall make and any and all ideas, concepts or inventions he shall conceive or make that are related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement; provided, however, that either (a) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the Employment Period or (b) such discovery(ies), idea(s), concept(s) and/or invention(s) are made by the Executive during the period of twelve (12) months after his employment terminates and are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon the request and at the expense of the Company, the Executive shall (i) make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and (ii) assign all such applications to the Company, or at its order, without additional payment by the Company except as otherwise agreed by the Company and the Executive. The Executive shall give the Company, its attorneys and solicitors, reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute such papers and do such things as shall be reasonably necessary to protect the rights of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include such actions as are reasonably necessary to aid the Company in the defense of its rights in the event of litigation. To the extent that the Executive's actions referred to in this paragraph are performed after the end of the Executive's employment by the Company, the Company shall promptly compensate the Executive for his time spent in or because of such activities at the rate of two hundred dollars ($200.00) per hour. This Section 15 shall not apply to any invention for which no equipment, supplies, facilities, or trade secret information of the Company or its Subsidiaries was used, and which was developed entirely on the Executive's own time, unless (i) the invention relates directly to the Business of the Company or of any of its Subsidiaries or to the actual or demonstrably anticipated research or development of the Company or of any of its Subsidiaries, or (ii) the invention results from any work performed by the Executive for the Company.


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     16. Trade Secrets.

          (a) Prior to and during the course of the term of this Agreement, it is anticipated that the Executive had and shall have access to secret or confidential technical, scientific and commercial information, records, data, formulations, specifications, systems, methods, plans, policies, inventions, material and other knowledge that is (are) specifically related or applicable to the Business of the Company or of any of its Subsidiaries or to any other products, services, or technology in medicine or the health sciences in which the Company shall during the Employment Period undertake, or actively and in good faith consider, research or commercial involvement and that is/are owned by the Company or its Subsidiaries ("Confidential Material"). The Executive recognizes and acknowledges that included within the Confidential Material are the following as they may specifically relate or be applicable to the Company's drug delivery business or technology, or to current or specifically contemplated future drug delivery products or services: the Company's confidential commercial information, technology, formulations, STA-T (Systemic Transnasal Absorption Technology) and know-how, methods of manufacture, chemical formulations, device designs, pending patent applications, clinical data, pre-clinical data and any related materials, all as they may exist from time to time, and that such material is or may be valuable special, and unique aspects of the Company's business. All such Confidential Material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 16 if the Executive is compelled by legal process or order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material.

          (b) The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 16 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 16 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

     17. Release.

          (a) In consideration for the continued employment of the Executive by the Company pursuant to this Agreement, which the Executive acknowledges to be good and valuable consideration for the following release, the Executive knowingly and voluntarily releases and forever discharges the Company, any of its parent, Subsidiary, division, and related companies, and any of its past and present directors, managers, officers, shareholders, partners, employees, agents, attorneys and servants, and each of their predecessors, successors and assigns (the "Releasees") from any and all claims, or causes of action, of any nature whatsoever, known or unknown, which exist as of the Effective Date (the "Release"). This Release includes, without limitation, any rights or claims relating in any way to the Executive's employment relationship with any of the Releasees, or the termination thereof, or arising under any statute or regulation, including, but not limited to, any rights or claims the Executive may have under the Age


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Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Act of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination in employment by reason of disability; the Employee Retirement Income Security Act ("ERISA"), which protects employees' interests in certain health and retirement benefits; the Fair Labor Standards Act ("FLSA"), which protects employees' wages and regulates hours; or any other federal, state, or local laws or regulations prohibiting employment discrimination. This Release also includes a release by the Executive of any claims for wrongful discharge, defamation, intentional tort, and breach of contract, implied or otherwise. This Release includes both claims that the Executive knows about and those he may not know about. The Executive represents that as of the date of his execution of this Agreement, he has incurred no disability or injury in relation to or as a result of his employment and asserts no claim for any form of compensation for such disability, injury or job-related condition.

          (b) The Executive hereby promises never to file a lawsuit asserting any claims that are released in Section 17(a), above. If the Executive files a lawsuit in breach of the foregoing representation, he will pay for all costs incurred by the Company, any related entities, or the present or former directors, officers, employees or representatives of the Company or any related entities, including their reasonable attorneys' fees, in defending against such claims. The terms of this Section 17(b) do not apply to any claims the Executive may or may not have under the Older Workers' Benefits Protection Act which have been specifically released by the Executive in Section 17(a) above.

          (c) The Executive acknowledges that unless he entered into this Agreement, he would not otherwise continue to be employed by the Company. The Release is not, and should not be construed as, an admission of liability or wrongdoing by the Company. The Executive promises not to discuss or disclose the terms of this Agreement to any person other than his family members and his attorney and/or financial advisor, should one be consulted, provided that those to whom the Executive may make such disclosure agree to keep said information confidential and not disclose it to others. Furthermore, the Executive shall not disparage or make any statement which might adversely affect the reputation of the Company or any related entity, or their directors, officers, employees or representatives. For the purpose of this Section 17(c), disparagement shall include, without limitation, any statement accusing the aforesaid individuals or entities of acting in violation of any law or governmental regulation or of condoning any such action, or otherwise acting in an unprofessional, dishonest, disreputable, improper, incompetent or negligent manner. The Executive expressly acknowledges that the terms of this Section 17(c) are integral to this Agreement and that if he breaches the representations contained herein, he must pay to the Company all damages incurred by the Company, any related entity, or their directors, officers, employees or representatives, including attorneys' fees resulting from such breach.

          (d) The Executive acknowledges and understands that the Company has given the Executive a period of twenty-one (21) days to review and consider this Agreement before signing it. The Executive further acknowledges and understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing, and that the Company has encouraged the Executive to consult with an attorney before signing this Agreement. The Executive understands that whether or not he does so is the Executive's decision.


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          (e) The Executive may revoke this Agreement within seven (7) days of the date on which he signs it by delivering a written notice of revocation to the Company, no later than the close of business on the seventh day after he signs and delivers this Agreement to the Company. If the Executive revokes this Agreement, it shall not be effective or enforceable. The EXECUTIVE HEREBY ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT AND THE RELEASE CONTAINED THEREIN, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT OF HIS OWN FREE WILL, WITHOUT DURESS OR COERCION, AFTER DUE CONSIDERATION OF ITS TERMS AND CONDITIONS.

     18. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered (including by regular messenger service, signature required) or sent by registered or certified mail, return receipt requested, to both his office and his residence, in the case of notices directed to the Executive, or to its principal office,
Attn.: Chief Executive Officer, in the case of notices directed to the Company, or to such other address and/or addressee as the party to whom such notice is directed shall have designated for this purpose by notice to the other in accordance with this Section. Such notices shall be effective upon personal delivery or three (3) days after mailing.

     19. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (it being acknowledged, however, that the Company and the Executive have entered into certain grant agreements relating to Outstanding Options and Outstanding Restricted Shares, which shall be effective in accordance with the terms thereof). This Agreement may not be changed orally but only by an instrument in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

     20. Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any transferee of all or substantially all of the Company's business or properties. The Executive's rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

     21. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     22. Governing Law; Arbitration. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Washington applicable to contracts made and to be performed wholly within such state. Except as otherwise provided in Sections 14(e) and 16(b) of this Agreement, any dispute or controversy arising out of or relating to this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association, and judgement upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in King County, Washington or in such other place as the parties hereto may agree.

     23. Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of


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

attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

     24. Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     25. Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.

     IN WITNESS WHEREOF, NASTECH PHARMACEUTICAL COMPANY INC. has caused this instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

COMPANY:                                NASTECH PHARMACEUTICAL COMPANY INC.


                                        By: /s/ Steven C. Quay
                                            ------------------------------------
                                        Name: Steven C. Quay, M.D., Ph.D.
                                        Title: Chief Executive Officer


EXECUTIVE:                              /s/ Paul H. Johnson
                                        ----------------------------------------
                                        Name: Paul H. Johnson, Ph.D.
                                        Title: Chief Scientific Officer


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